Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of (i) our report dated September 14, 2005 relating to the consolidated financial statements of Regency Gas Services LLC, (ii) our report dated September 14, 2005, with respect to the balance sheet of Regency Energy Partners LP, (iii) and our report dated September 14, 2005, with respect to the balance sheet of Regency GP LP, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/S/ Deloitte & Touche LLP
Dallas, Texas
September 14, 2005